                                                                    Exhibit 11.1
                           CONNER PERIPHERALS, INC.
            STATEMENT REGARDING  COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                               Three months ended            Nine months ended
                                                  September 30,                September 30,
                                                  -------------                -------------
                                               1995          1994           1995         1994
                                               ----          ----           ----         ----
Primary:

Weighted average shares outstanding          53,404         51,800         52,964       51,393

Net effect of dilutive stock options            836            409            507          782
                                             ------         ------         ------       ------

     Total                                   54,240         52,209         53,471       52,175
                                             ======         ======         ======       ======

Net income                                  $13,404        $10,230        $36,398      $65,504
                                             ======         ======         ======       ======

Earnings per share                          $  0.25        $  0.20        $  0.68      $  1.26
                                               ====           ====           ====         ====


Fully diluted:

Weighted average shares outstanding          53,404         51,800         52,964       51,393

Net effect of dilutive stock options          1,351            409          1,401          790

Assumed conversion of:
  6.75% Subordinated Convertible              7,221             NA             NA        7,931
   Debentures
  6.5%  Subordinated Convertible             12,895             NA             NA       14,375
   Debentures                                ------         ------          -----       ------

     Total                                   74,871         52,209         54,365       74,489
                                             ======         ======         ======       ======

Net income                                  $13,404        $10,230        $36,398      $65,504

Add:
  6.75% Subordinated Convertible
   Debenture interest, net of income
     taxes                                    2,085             NA             NA        6,870
  6.5% Subordinated Convertible
   Debenture interest, net of income
     taxes                                    2,967             NA             NA        9,923
                                              -----         ------         ------       ------

     Total                                  $18,456        $10,230        $36,398      $82,297
                                             ======         ======         ======       ======

Earnings per share                          $  0.25        $  0.20         $ 0.67      $  1.10
                                               ====           ====           ====         ====

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NA - not applicable, item is anti-dilutive and therefore excluded from the calculation of earnings per share